EXHIBIT 5

FROST BROWN TODD LLC

Attorneys

Kentucky • Ohio • Indiana • Tennessee • West Virginia

November 19, 2008

Res-Care, Inc.

9901 Linn Station Road

Louisville, Kentucky  40223-3813

Re:          2005 Omnibus Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Res-Care, Inc. (the “Company”) in connection with the registration of 2,000,000 shares (the “Shares”) of the Company’s common stock covered by the Form S-8 Registration Statement filed by the Company pursuant to the Securities Act of 1933, as amended (the “Act”), to which this opinion is an exhibit.  The Shares may be issued pursuant to the Company’s 2005 Omnibus Incentive Compensation Plan, as amended effective June 27, 2008 (the “Plan”).

As such counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Company’s Articles of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion.  In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies.  In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance in accordance with the terms of the Plan, and when the Shares are issued, delivered and paid for, in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours,

FROST BROWN TODD LLC

By:	/s/ Alan K. MacDonald
Alan K. MacDonald, Member